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EXHIBIT 5

[Letterhead of Faegre & Benson LLP]

January 31, 2006

Frontier Airlines, Inc.
7001 Tower Rd.
Denver, CO 80249

  Re:
  Frontier Airlines Holdings, Inc.
   Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel to Frontier Airlines Holdings, Inc., a Delaware corporation (the "Company") in connection with a reorganization transaction in which the Company will offer shares of its common stock to the current shareholders of Frontier Airlines, Inc., a Colorado corporation ("Frontier"). In such capacity, we have examined the above-referenced Registration Statement on Form S-4 under the Securities Act of 1933 (the "Act"), as amended (the "Registration Statement"), which the Company has filed covering the issuance of 36,189,705 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 31, 2006, by and among the Company, Frontier, and FA Sub, Inc., a Colorado corporation.

        In connection with the furnishing of this opinion, we have also examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents: (i) the Merger Agreement; (ii) the amended and restated certificate of incorporation of the Company, as proposed to be filed immediately prior to the Effective Time (as defined in the Merger Agreement) (the "Restated Certificate"); (iii) such corporate records of the Company as we have considered appropriate; and (iv) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below.

        In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed. In rendering the opinions set forth below, we have also assumed that, prior to the issuance of the Common Stock, the Restated Certificate will have been filed with the Secretary of State of the State of Delaware, substantially in the form filed as an exhibit to the Registration Statement.

        Based upon the foregoing, and subject to the assumptions, exceptions and qualifications set forth in this letter, we are of the opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered in accordance with the documents referred to above, will be legally issued, fully paid and non-assessable.

        We express no opinion as to the laws of any jurisdiction other than the laws of the State of Delaware and the federal laws of the United States of America.

        We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the proxy statement/prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

Very truly yours
FAEGRE & BENSON LLP
By:	/s/ DOUGLAS R. WRIGHT Douglas R. Wright

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  EXHIBIT 5